Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-127493) on Form S-8 of Cubic Corporation of our report dated January 19, 2006, with respect to the statement of net assets available for benefits of the Cubic Corporation Employees’ Profit Sharing Plan as of September 30, 2005, which report appears in the September 30, 2006 annual report on Form 11-K of the Cubic Corporation Employees’ Profit Sharing Plan.

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida

March 29, 2007